EXHIBIT 10.1

TRANSITION AGREEMENT

July 24, 2006

Charles D. Winston

GSI Group Inc.

39 Manning Road

Billerica, MA 01821

Re: Transition Agreement

Dear Charles,

Thank you for taking the time to discuss your transition plans going forward. GSI appreciates your years of service and values your willingness to continue to provide service to the company. The following confirms the agreed terms of your transition agreement:

1.	You will be deemed to have resigned as President and Chief Executive Officer effective July 10, 2006, and resign your seat on the Board of Directors effective July 25, 2006.

2.	You will remain a part-time employee of the Company through December 31, 2008. Your title shall be “Consultant.” For the remainder of 2006, you will continue to receive your existing salary. You will make yourself available on an as-needed basis through 2006 and may be called upon for special projects as part of the transition process. To date, the transition process has been going smoothly. You will continue to be eligible for your 2006 bonus under the terms of your Incentive Compensation Program Memo, dated December 1, 2005. Your bonus will be paid not later than the month following the completion of the 2006 year-end audit. We expect that you will continue to support the CEO transition process during 2006 on an as needed basis. Your vacation stopped accruing effective July 10, 2006 and you will be required to utilize all your accrued vacation prior to December 31, 2006.

3.	You may work with other companies as long as such companies are not competitors to GSI Group and such work does not conflict with GSI Group or interfere with your work commitments to GSI Group.

4.	Beginning January 1, 2007 and continuing through December 31, 2008, you will perform consulting services for the Company on an as requested basis; provided however, that you shall not be required to dedicate more than 20 hours of consulting per quarter. You will report directly to the Chairman of the Board of Directors in your consulting capacity.

GSI Group, Corporate Offices

39 Manning Road

Billerica, MA 01821

Tel: 978-439-5511

Fax: 978-663-9466

www.gsigrp.com

5.	Your annual salary for 2007 – 2008 shall be $250,000, payable bi-weekly. In exchange for terminating your long-term 100,000 performance share opportunity, you will receive an additional $250,000 per year in 2007 and 2008, payable bi-weekly.

6.	As an employee, you will remain eligible for medical benefits and continued participation in the Company’s stock option program. In this regard, you will be eligible to exercise options through the remainder of their stated term, but in no event later than your final termination date, plus 60 days. You will also be provided up to $7,000 per year of reimbursement for tax planning assistance for 2007 and 2008. To the extent your tax planning expenses in 2006 exceed your $7,000 limit for 2006, you can apply such expenses toward your 2007 limit.

7.	You will not be eligible for vacation, life or disability insurance, car allowance or other employee benefits, or any other form of compensation or remuneration from the Company. In addition, the Agreement between the Company and V2Air shall be deemed to have terminated effective upon your return home from the July 25, 2006 Board meeting.

8.	GSI Group shall reimburse you for up to $46,000, but no more, related to excise penalty tax for the 2006 election to pay down your deferred compensation.

9.	The above terms represent your complete compensation package, and supersede all prior agreements, written or oral.

I would appreciate it if you would execute the duplicate copy of this letter and return it to me as soon as possible.

Very truly yours,

/s/ Marina Hatsopoulos
Marina Hatsopoulos
Chair, Compensation Committee
GSI Group Inc.

AGREED AND ACCEPTED:

/s/ Charles D. Winston	Dated: July 24, 2006
Charles D. Winston